AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into this 10th day of April, 1998, by and among First Defiance Financial Corp., an Ohio corporation ("FDFC"); First Federal Savings and Loan Association, a savings association organized under the laws of the United States ("FIRST FEDERAL"); and The Leader Mortgage Company, an Ohio corporation ("LEADER").

                  This AGREEMENT provides for the acquisition of LEADER in a transaction in which FDFC or FIRST FEDERAL will acquire all of the outstanding capital stock of LEADER for cash through a reverse merger of a subsidiary of FDFC or FIRST FEDERAL to be incorporated under Ohio law ("MERGER SUB") for the purpose of facilitating the MERGER (hereinafter defined) with and into LEADER.

                  Now, therefore, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, FDFC, FIRST FEDERAL and LEADER, each intending to be legally bound, hereby agree as follows:


                                   ARTICLE ONE

                                   THE MERGER

                  Section 1.01. Merger of MERGER SUB and LEADER. On and subject to the terms and conditions of this AGREEMENT and the MERGER AGREEMENT (hereinafter defined), and in accordance with the provisions of the Ohio General Corporation Law (the "OGCL"), MERGER SUB shall merge with and into LEADER (the "MERGER") at the EFFECTIVE TIME (hereinafter defined). LEADER shall be the continuing, surviving and resulting corporation in the MERGER and shall continue to exist as an Ohio corporation. LEADER shall be the only one of MERGER SUB and LEADER to continue its separate corporate existence after the EFFECTIVE TIME. The name of the continuing, surviving and resulting corporation shall be "The Leader Mortgage Company". From and after the EFFECTIVE TIME, LEADER, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of MERGER SUB and LEADER and all obligations belonging or due to each of them.

                  Section 1.02. Execution of Agreement of Merger. Promptly following the incorporation of MERGER SUB, MERGER SUB and LEADER shall duly execute and deliver a merger agreement in the form of the Merger Agreement attached hereto as Exhibit A (the "MERGER AGREEMENT").

                  Section 1.03. Closing. (a) The closing of the MERGER pursuant to this AGREEMENT and the MERGER AGREEMENT (the "CLOSING") shall take place at a date and time selected by FDFC as soon as practicable after the satisfaction or waiver of the last of the conditions to the MERGER set forth in Article Seven of this AGREEMENT to be satisfied.

                  (b) At the CLOSING, (i) LEADER will deliver to FDFC the various certificates, instruments, and documents referred to in Section 7.02 of this AGREEMENT, (ii) FDFC will deliver to LEADER the various certificates, instruments, and documents referred to in Section 7.03 of this AGREEMENT, (iii) MERGER SUB and LEADER shall cause a Certificate of Merger in respect of the MERGER to be filed in the Office of the Ohio Secretary of State in accordance with Section 1701.81 of the OGCL; and (iv) the PARENT COMPANY (hereinafter defined) will make the payments provided for in Section 2.01 below.

                  (c) The MERGER shall become effective at the date and time indicated on the Certificate of Merger (the "EFFECTIVE TIME").

                  Section 1.04. Adoption by Shareholders. (a) This AGREEMENT shall be submitted for consideration and adoption by the shareholders of LEADER entitled to vote at an annual meeting of shareholders or a special meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the Board of Directors of LEADER, subject to applicable laws and regulations, or in a written action signed by all of the LEADER shareholders in accordance with Section 1701.54 of the OGCL.

                  (b) The MERGER AGREEMENT shall be adopted by FDFC or FIRST FEDERAL, as applicable, as the sole shareholder of MERGER SUB (the "PARENT COMPANY").

                  Section 1.05. Regulatory Filings. FDFC and FIRST FEDERAL shall prepare and cause to be filed with the Department of the Treasury, Office of Thrift Supervision (the "OTS"), the Federal Deposit Insurance Corporation (the FDIC") and any other regulatory authority having jurisdiction over the MERGER and the transactions contemplated by this AGREEMENT, such applications, notices or other instruments as may be required of FDFC, FIRST FEDERAL or MERGER SUB for approval of the MERGER (collectively, the "REGULATORY APPLICATIONS").

                  Section 1.06. Articles of Incorporation and Code of Regulations of the Surviving Corporation. The Articles of Incorporation and Code of Regulations of LEADER shall be amended and restated at and as of the EFFECTIVE TIME to read the same as the Articles of Incorporation and Code of Regulations of MERGER SUB immediately prior to the EFFECTIVE TIME, until either is thereafter amended in accordance with applicable law, except that the name shall remain "The Leader Mortgage Company".


                                   ARTICLE TWO

                  CONVERSION AND CANCELLATION OF LEADER SHARES

                  Section 2.01. Conversion and Cancellation of LEADER SHARES. At the EFFECTIVE TIME and as a result of the MERGER, automatically and without further act of FDFC, FIRST FEDERAL or LEADER, or the holders of LEADER SHARES (hereinafter defined), the following shall occur:

                  (a) Each of the holders of the issued and outstanding LEADER Class A Common Shares, no par value per share, including the Class A common shares to be issued pursuant to the exercise of LEADER OPTIONS (hereinafter defined) pursuant to Section 2.02 of this AGREEMENT (the "CLASS A SHARES"), and the issued and outstanding LEADER Class E Common Shares, no par value per share (the "CLASS E SHARES" and, together with the CLASS A SHARES, the "COMMON
SHARES"), shall receive from the PARENT COMPANY a cash payment equal to the product of $32,935,106 (as it may be reduced pursuant to Section 6.07(b) or Section 5.01 of the LEADER DISCLOSURE SCHEDULE (hereinafter defined)) multiplied by a fraction, the numerator of which shall be the number of COMMON SHARES held by such holder immediately before the EFFECTIVE TIME and the denominator of which shall be the number of COMMON SHARES outstanding immediately before the EFFECTIVE TIME (excluding TREASURY SHARES). Such payment shall be made upon surrender of the CERTIFICATES (hereinafter defined) in accordance with Section
2.04 of this AGREEMENT; provided, however, that any COMMON SHARES as to which a shareholder has filed a written demand, in accordance with Section 1701.85 of the OGCL, for payment of the fair cash value of the COMMON SHARES held by such shareholder ("DISSENTING SHARES") shall not, at the EFFECTIVE TIME, be converted into the right to receive the merger consideration but shall be cancelled and extinguished and converted into the right to receive such consideration as may be determined to be due such holders with respect to such DISSENTING SHARES pursuant to the OGCL.

                  (b) Prior to the EFFECTIVE TIME, The Leader Group, Inc., the holder of the issued and outstanding LEADER Preferred Shares, $100 par value per share (the "PREFERRED SHARES" and, together with the COMMON SHARES, the "LEADER SHARES") shall receive from LEADER $114,894 in consideration and exchange for the 900 issued and outstanding PREFERRED SHARES, upon surrender of its CERTIFICATE;

                  (c) MERGER SUB shares issued and outstanding before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME; and

                  (d) Any TREASURY SHARES held by LEADER and any LEADER SHARES owned by FDFC or FIRST FEDERAL for its own account shall be cancelled and retired at the EFFECTIVE TIME and no consideration shall be issued in exchange therefor.

                  Section 2.02. LEADER OPTIONS. LEADER has granted options to purchase 35,000 COMMON SHARES at an exercise price of $1.00 per share (the "LEADER OPTIONS"). Schedule 2.02 attached to this AGREEMENT lists each outstanding LEADER OPTION by name of recipient, award date, expiration date, number of shares and exercise price per share. Any COMMON SHARES received pursuant to LEADER OPTIONS exercised prior to the EFFECTIVE TIME will be cancelled and extinguished in exchange for the consideration payable with respect to COMMON SHARES pursuant to Section 2.01(a) of this AGREEMENT. Any LEADER OPTIONS not exercised contemporaneous with the EFFECTIVE TIME shall expire immediately after the EFFECTIVE TIME and the holder thereof shall have no claim against LEADER or the PARENT COMPANY for any payment with respect thereto. No option to purchase LEADER SHARES granted after January 14, 1998, shall be valid in any respect, except for the replacement or modification of the existing LEADER OPTIONS, not to exceed 35,000 CLASS A SHARES.

                  Section 2.03.  Other Payments.

                  (a) The PARENT COMPANY shall pay to the persons  identified on
Schedule 2.03 the aggregate sum of $4,500,000 in cash, to be allocated among such persons and payable at such times as specified in Schedule 2.03, in consideration and exchange for the execution by such persons of a noncompetition agreement (the "NONCOMPETE AGREEMENT") in substantially the form of one of the agreements attached hereto as Exhibit B-1 and Exhibit B-2 or an employment contract (the "EMPLOYMENT CONTRACT") in substantially the form of the agreement attached hereto as Exhibit C.

                  (b) Within five days following the SATISFACTION DATE (hereinafter defined) the PARENT COMPANY shall pay to each holder of COMMON SHARES outstanding immediately before the EFFECTIVE TIME (excluding TREASURY
SHARES and DISSENTING SHARES) who has complied with Section 2.04 of this AGREEMENT the product of (x) a fraction, the numerator of which shall be the number of COMMON SHARES held by such holder immediately before the EFFECTIVE TIME and the denominator of which shall be the number of COMMON SHARES outstanding immediately before the EFFECTIVE TIME (excluding TREASURY SHARES), multiplied by (y) the HOLD BACK PAYMENT (hereinafter defined). The PARENT COMPANY shall retain any HOLD BACK PAYMENT remaining with respect to DISSENTING SHARES and COMMON SHARES as to which the holder has not complied with Section
2.04 of this AGREEMENT.

                  For purposes of this Section 2.03(b), the following terms shall have the following meanings:

                  (i) SATISFACTION DATE means a date, to be selected by the PARENT COMPANY, which is not more than 30 days after the last to occur of the following: (A) the satisfaction or release of all of LEADER's obligations under (I) a Reimbursement Agreement dated February 1, 1994, between Eexcel Cleveland Limited Partnership ("EEXCEL") and Bank One, Cleveland, N.A. ("BANK ONE") (the "REIMBURSEMENT AGREEMENT"), (II) a Guaranty Agreement dated February 1, 1994, between LEADER and BANK ONE (the "GUARANTY AGREEMENT"), and
                           (III) a Cash Collateral Agreement dated February 1, 1994, between LEADER and BANK ONE (the "CASH COLLATERAL AGREEMENT"); (B) the reasonable determination by the PARENT COMPANY that matters related to the interests of the City of Cleveland (the "CITY") in the Moreland Greens Apartment property have been resolved, including but not limited to interests arising out of indebtedness owed by EEXCEL to the CITY pursuant to an Amended and Restated Promissory Note dated February 24, 1994, and a Promissory Note dated December 19, 1994 (collectively, the "CITY NOTES") and (C) the second anniversary of the EFFECTIVE TIME; and

                  (ii) HOLD BACK PAYMENT means the sum of $2,000,000 reduced by any amounts paid or expenses incurred by LEADER from the date of this AGREEMENT in connection with
                           (A) the REIMBURSEMENT AGREEMENT, (B) the GUARANTY AGREEMENT, (C) the CASH COLLATERAL AGREEMENT, (D) the satisfactory resolution of the interests of the CITY, or (E) the matters specified in Section 6.13 of this AGREEMENT, plus interest thereon at the rate of 5.574% per annum from the EFFECTIVE TIME.

                  Section 2.04. Share Certificates in the MERGER. (a) As soon as practicable after the EFFECTIVE TIME, each LEADER SHAREHOLDER shall surrender to the PARENT COMPANY the certificates formerly evidencing the LEADER SHARES cancelled and extinguished as a result of the MERGER (collectively, the "CERTIFICATES" and individually, a "CERTIFICATE"). Upon surrender of a CERTIFICATE for cancellation, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor the per share merger consideration to which the holder is entitled in accordance with the provisions of this AGREEMENT within five days after surrender of the CERTIFICATE, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith. FDFC may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.04. Nothing herein is intended to limit the right of former holders of CERTIFICATES to receive the additional per share merger consideration pursuant to Section 2.03 of this AGREEMENT.

                  (b) In the event that any holder of LEADER SHARES cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such LEADER SHARES, FDFC, in the absence of actual notice that any LEADER SHARES theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the consideration to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

                           (i) Evidence to the reasonable satisfaction of FDFC that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

                           (ii)     Such   security  or   indemnity  as  may  be
                                    reasonably requested by FDFC to indemnify and hold FDFC harmless; and

                           (iii) Evidence to the reasonable satisfaction of FDFC that such person is the owner of the LEADER SHARES theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

                  (c) Until surrendered in accordance with the provisions of this Section 2.04, each CERTIFICATE shall represent for all purposes only the right to receive the cash consideration determined pursuant to this AGREEMENT. No payment shall be delivered by FDFC to any former holder of LEADER SHARES in accordance with this AGREEMENT until such holder shall have complied with this
Section 2.04.

                  Section 2.05. Payment in Satisfaction of Rights. Except as set forth in Section 2.03 and Section 2.04 of this AGREEMENT, all payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

                  Section 2.06. No Further Registration or Transfer. After the EFFECTIVE TIME, there shall be no further registration or transfer of LEADER SHARES on the stock transfer books of LEADER. In the event that, after the EFFECTIVE TIME, CERTIFICATES evidencing such LEADER SHARES are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                  Section 2.07. Dissenting Shares. (a) Notwithstanding any other provisions of this AGREEMENT, DISSENTING SHARES shall not, at the EFFECTIVE TIME, be converted into the right to receive the merger consideration but shall be cancelled and extinguished and converted into the right to receive such consideration as may be determined to be due such holders with respect to such DISSENTING SHARES pursuant to the OGCL. If any holder of DISSENTING SHARES shall, after the EFFECTIVE TIME, withdraw such holder's demand for appraisal of such DISSENTING SHARES or waive or lose such holder's right of appraisal of such DISSENTING SHARES, in either case pursuant to the OGCL, such holder's DISSENTING SHARES shall thereupon be deemed to have been converted, as of the EFFECTIVE TIME into the right to receive the merger consideration with respect to such DISSENTING SHARES in accordance with Section 2.01 of this AGREEMENT, without interest.

                  (b) LEADER shall give FDFC prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served in connection with such appraisal rights received by LEADER. Prior to the EFFECTIVE TIME, FDFC shall have the right to participate in all negotiations and proceedings with respect to demands for appraisal. Without the prior written consent of FDFC, LEADER will not voluntarily make any payment with respect to any demands for appraisal and will not settle or offer to settle any such demands.

                                  ARTICLE THREE

                    REPRESENTATIONS AND WARRANTIES OF LEADER

                  LEADER represents and warrants to FDFC and FIRST FEDERAL that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by LEADER to FDFC prior to the execution of this AGREEMENT (the "LEADER DISCLOSURE SCHEDULE"):

                  Section 3.01. Organization and Standing. LEADER is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted.

                  Section 3.02. Qualification, Permits and Licenses. (a) LEADER is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify does not have a material adverse effect on the business of LEADER in such jurisdiction.

                  (b) LEADER has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation, except where the failure to possess such qualifications, permits, approvals, licenses, and registrations does not have a material adverse effect on the condition (financial or otherwise), results of operations, assets or business prospects (a "MATERIAL ADVERSE EFFECT") of LEADER in such jurisdiction. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

                  (c) LEADER is in compliance in all material respects with all applicable local, state or federal laws and regulations.

                  (d) LEADER is approved and in good standing as (i) an issuer of Government National Mortgage Association ("GNMA") securities and seller/servicer of underlying mortgages, (ii) an issuer of Federal National
Mortgage Association ("FNMA") securities and seller/servicer of underlying mortgages, (iii) an issuer of Federal Home Loan Mortgage Corporation ("FHLMC") securities and seller/servicer of underlying mortgages, (iv) a Federal Housing Authority ("FHA") approved mortgage lender, and (v) a Veterans Administration ("VA") approved mortgage lender.

                  Section 3.03. Capitalization. (a) The authorized capital of LEADER consists solely of (i) 350,000 CLASS A SHARES, 182,440.57 of which are issued and outstanding and held of record by approximately eight shareholders, 32,977.53 of which are treasury shares, and 35,000 of which are reserved for issuance upon the exercise of LEADER OPTIONS (all at the option exercise price of $1.00 per share), (ii) 250,000 CLASS E SHARES, 61,309.43 of which are issued and outstanding and held of record by The Leader Mortgage Company Employee Stock Ownership Plan (the "ESOP"), and (iii) 900 PREFERRED SHARES, all of which are issued and outstanding and held of record by The Leader Group, Inc.

                  (b) All of the outstanding LEADER SHARES are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of LEADER. Upon the exercise of the LEADER OPTIONS contemporaneous with the EFFECTIVE TIME, the CLASS A SHARES to be issued in connection with the exercise of such LEADER OPTIONS will be duly authorized, validly issued, fully paid and nonassessable, will be issued in full compliance with all applicable laws and regulations, and will not be issued in violation of the preemptive right of any shareholder of LEADER.

                  (c) Except for the LEADER OPTIONS, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating LEADER to issue, deliver or sell, cause to be issued, delivered or sold, or restricting LEADER from selling any additional LEADER SHARES, or obligating LEADER to grant, extend or enter into any such agreement or commitment.

                  Section 3.04. Governing Documents. Section 3.04 of the LEADER DISCLOSURE SCHEDULE contains true and accurate copies of LEADER's Articles of Incorporation and Code of Regulations. LEADER has granted FDFC access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of LEADER. The minute books of LEADER contain, in all material respects, complete and accurate records of all meetings and other corporate actions of its shareholders, Board of Directors and Committees of the Board of Directors.

                  Section 3.05. Authority of LEADER. This AGREEMENT has been duly executed and delivered by LEADER. Subject to the adoption of this AGREEMENT by the LEADER shareholders, to the adoption of this AGREEMENT and the MERGER AGREEMENT by the PARENT COMPANY as the sole shareholder of MERGER SUB, and to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals, (a) LEADER has all requisite corporate power and authority to enter into this AGREEMENT and the MERGER AGREEMENT and to perform all of its obligations hereunder and thereunder; (b) the execution and delivery of this AGREEMENT and the MERGER AGREEMENT and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by LEADER; and (c) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, this AGREEMENT is, and the MERGER AGREEMENT, when executed, will be, valid and binding agreements of LEADER, enforceable against LEADER in accordance with their terms.

                  Section 3.06. Mortgage Servicing Agreements. Section 3.06 of the LEADER DISCLOSURE SCHEDULE lists all agreements by LEADER to service loans for other parties who are the beneficial owners of such loans, including but not limited to GNMA, FHLMC, FNMA and other public or private investors (collectively, the "INVESTORS") pursuant to which LEADER services or sub-services mortgage loans (the "SERVICING AGREEMENTS"). Except as set forth in
Section 3.06 of the LEADER DISCLOSURE SCHEDULE, all SERVICING AGREEMENTS in effect on September 30, 1997, remain in full force and effect as of the date of this AGREEMENT. LEADER has performed its obligations in all material respects under the SERVICING AGREEMENTS in accordance with the terms of the SERVICING

AGREEMENTS and any applicable INVESTOR guidelines (the "GUIDELINES"), and is not aware of any circumstances (other than the consummation of the MERGER) which, with notice or passage of time, or both, would constitute a default under any of the SERVICING AGREEMENTS or the applicable GUIDELINES. LEADER is in compliance in all material respects with all applicable laws, rules, regulations and requirements of the INVESTORS.

                  Section 3.07. No Conflicts; Consents. (a) Except as set forth in Section 3.07 of the LEADER DISCLOSURE SCHEDULE, the execution and delivery of this AGREEMENT and the MERGER AGREEMENT and, subject to the regulatory filings and approvals referenced in Section 7.01(b) of this AGREEMENT, the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of LEADER; (ii) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially and adversely affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which LEADER is a party or by which LEADER or its property or assets is bound; (iii) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of LEADER; or (iv) violate or conflict with any applicable law, ordinance, rule or regulation.

                  (b) Section 3.07(b) of the LEADER DISCLOSURE SCHEDULE lists all third parties whose consent to the MERGER is required under any loan servicing agreements, borrowings, financing arrangements or any material contract, agreement or arrangement whether written or oral, between LEADER and such third party, including but not limited to the SERVICING AGREEMENTS. Except as set forth in Section 3.07 of the LEADER DISCLOSURE SCHEDULE or otherwise contemplated in this AGREEMENT, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority, or any party to any agreement or commitment to which LEADER is a party or by which LEADER or its property or assets is bound is required in connection with the execution and delivery of this AGREEMENT or the MERGER AGREEMENT by LEADER or the consummation by LEADER of the transactions contemplated hereby and thereby.

                  Section 3.08. Financial Statements. (a) The combined statements of financial condition of LEADER as of September 30, 1997, and the related statements of income, stockholders' equity and cash flows for the year ended September 30, 1997, audited and reported upon by Deloitte & Touche LLP, certified public accountants ("DELOITTE") and the statements of financial condition of LEADER as of September 30, 1996, and the related statements of income, stockholders' equity and cash flows for each of the two years ended September 30, 1996 and 1995, audited and reported upon by Ball & Associates, Inc., complete copies of which have previously been delivered to FDFC (the "LEADER AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis and fairly present the financial position of LEADER at such dates and the results of its operations and cash flows for such periods.

                  (b) Except as disclosed in the LEADER  AUDITED  FINANCIALS and
Section 3.10 of the LEADER DISCLOSURE SCHEDULE, as of September 30, 1997, LEADER had no liabilities or obligations material to the business condition (financial or otherwise) of LEADER and its consolidated subsidiaries taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (c) The LEADER AUDITED FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  (d) The accounts receivable reflected on the LEADER AUDITED FINANCIALS are valid and subsisting accounts owing to LEADER, are carried on the books of LEADER at values determined in accordance with GAAP and are not subject to any set-offs or claims of the account debtor arising from acts or omissions of, or otherwise known to, LEADER.

                  (e) The mortgage servicing rights value maintained by LEADER with respect to the mortgage servicing reflected on the LEADER AUDITED FINANCIALS is adequate as of the date hereof in all material respects under the requirements of GAAP.

                  Section 3.09. Absence of Material Adverse Effect: Conduct of Business. Since September 30, 1997, nothing has occurred which would have a MATERIAL ADVERSE EFFECT; LEADER has conducted business only in the ordinary and usual course; and, except as set forth in Section 3.09 of the LEADER DISCLOSURE SCHEDULE, LEADER has not:

                  (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of its capital stock;

                  (b) Except as set forth in Section 3.09 of the LEADER DISCLOSURE SCHEDULE, declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing;

                  (c)      Effected   any   stock    split,    recapitalization,
                           combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended its Articles of Incorporation or Code of Regulations;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                  (f) Except as set forth in Section 3.09 of the LEADER DISCLOSURE SCHEDULE, mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

                  (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice;

                  (i) Experienced any material change in the amount or general composition of its liabilities;

                  (j) Entered into or amended any employment contract with any of its employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or become obligated to increase any such compensation, except as set forth in Section 3.09 of the LEADER DISCLOSURE SCHEDULE;

                  (k) Adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plan not consistent with past practice or custom, except as set forth in Section 3.09 of the LEADER DISCLOSURE SCHEDULE;

                  (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

                  (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (n) Made any (i) material investment (except investments made in the ordinary course of business and consistent with past practice) or (ii) material capital expenditure or commitment for any material addition to property, plant or equipment; or

                  (o) Agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

                  Section 3.10 The MORTGAGE LOANS. The following representations and warranties are made with respect to (i) each loan originated by LEADER and of which LEADER is the beneficial owner, and (ii) each loan originated by LEADER and sold by LEADER with recourse, but in each case excluding loans that have been repurchased by LEADER (collectively, the "MORTGAGE LOANS"):

                  (a) Each MORTGAGE LOAN originated by LEADER and sold by LEADER to an INVESTOR conforms in all material respects to the requirements and specifications of the INVESTOR.

                  (b) The note, the mortgage, deed of trust or other instrument securing the note, and the related documents for each MORTGAGE LOAN (the "LOAN DOCUMENTS") are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms. To the knowledge of LEADER, all parties to the MORTGAGE LOAN had legal capacity to execute the LOAN

DOCUMENTS and each of the LOAN DOCUMENTS have been duly and properly executed by such parties. None of the MORTGAGE LOANS is subject to any legally enforceable right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of any MORTGAGE LOAN, or the exercise of any legally enforceable right thereunder, render any MORTGAGE LOAN or any of the LOAN DOCUMENTS unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

                  (c) The full original principal amount of each MORTGAGE LOAN (net of any discounts) has been fully advanced or disbursed to the mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording each MORTGAGE LOAN were paid. There is no obligation on the part of LEADER to make supplemental payments in addition to those made by the mortgagor named in each MORTGAGE LOAN.

                  (d) Each MORTGAGE LOAN has been duly acknowledged and recorded and is a valid and subsisting first lien, and the mortgaged property is free and clear of all encumbrances and liens having priority over the lien of the MORTGAGE LOAN, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record, acceptable to institutional mortgage lenders generally and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the MORTGAGE LOAN or the use, enjoyment, value or marketability of the related mortgaged property. To the knowledge of LEADER, there are no mechanics or similar liens or claims which have been filed for work, labor or material (and, to the knowledge of LEADER, no rights are outstanding that under law could give rise to such lien) affecting the mortgaged property which are or may be liens prior to, or equal or coordinate with, the lien of the MORTGAGE LOAN.

                  A valid mortgagee's title policy or attorney's opinion letter has been issued and is and shall remain in full force and effect for each such MORTGAGE LOAN in an amount not less than the original principal amount of such MORTGAGE LOAN, which title policy insures that the related MORTGAGE LOAN is a valid first lien on the mortgaged property therein described and that the mortgaged property is free and clear of all encumbrances and liens having priority over the lien of the MORTGAGE LOAN, subject to the exceptions set forth in this subparagraph. All tax identifications and property descriptions are legally sufficient, and tax segregation, where required, has been completed. The failure of LEADER have recorded intervening assignments of the MORTGAGE LOAN will not cause a delay in the subsequent release of any MORTGAGE LOAN or otherwise subject FDFC to any liabilities or costs.

                  (e) LEADER has not waived any default, breach, violation or event of acceleration existing under any MORTGAGE LOAN. The terms of each MORTGAGE LOAN have in no way been waived, impaired, changed or modified, except in accordance with loss mitigation activity or by written instrument which has been recorded, if necessary, and approved by the applicable INVESTORS. LEADER has not advanced its funds to cure a default or delinquency with respect to any such MORTGAGE LOANS, except for escrowed items or in accordance with the terms of SERVICING AGREEMENTS.

                  (f) All payments received by LEADER with respect to any MORTGAGE LOANS have been properly accounted for. All funds received by LEADER in connection with the satisfaction of MORTGAGE LOANS, including but not limited to foreclosure proceeds and insurance proceeds from hazard losses, have been applied to reduce the principal balance of the loan in question, or for reimbursement of repairs to the mortgaged property. The unpaid balances of the MORTGAGE LOANS held by LEADER or serviced for others by LEADER are as stated in the mortgage files to be delivered to FDFC.

                  (g) LEADER has complied and will continue to comply through the EFFECTIVE TIME, with every applicable federal, state, or local law, statute, and ordinance, and any rule, regulation, or order issued thereunder applicable to LEADER, pertaining to the MORTGAGE LOANS, including, without limitation, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws.

                  (h) All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the MORTGAGE LOANS have been paid by LEADER as required.

                  (i) There exists no physical damage to the mortgaged property related to any MORTGAGE LOAN from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage would cause any MORTGAGE LOAN to become delinquent or adversely affect the value or marketability of any MORTGAGE LOAN or the mortgaged property or the eligibility of the MORTGAGE LOAN for insurance benefits, or the amount of insurance benefits. To the best of LEADER's knowledge, there is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any mortgaged property related to a MORTGAGE LOAN.

                  (j) All MORTGAGE LOANS securitized in a GNMA, FHLMC or FNMA pool, at the time of inclusion in the pool, met all applicable GUIDELINES. All pools relating to the MORTGAGE LOANS have been initially certified, finally certified and/or recertified in accordance with applicable GUIDELINES. The principal balance outstanding and owing on the MORTGAGE LOANS held or serviced by LEADER in each pool equals or exceeds the amount owing to the corresponding security holder of such pool.

                  (k) The file for each MORTGAGE LOAN held by LEADER or serviced by LEADER contains the LOAN DOCUMENTS, duly executed and in due and proper form and the information contained therein is true, accurate and complete in all material respects.

                  (l) Except as set for in Section 3.10(l) of the LEADER DISCLOSURE SCHEDULE and except with respect to loans sold by LEADER, LEADER has not previously assigned, transferred or encumbered its rights in the MORTGAGE LOANS, no other party has any interest in the MORTGAGE LOANS, and there are no contracts affecting the MORTGAGE LOANS to which LEADER will be bound after the EFFECTIVE TIME.

                  (m) The origination, sale and collection practices of LEADER with respect to each MORTGAGE LOAN are in all material respects legal, proper, prudent and customary in the mortgage lending business. With respect to escrow deposits and payments in those instances where such are required to be made by

LEADER, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made, and no escrow deposits or payments or other charges or prepayments due to the mortgagor named in the MORTGAGE LOAN have been capitalized by LEADER under any MORTGAGE LOAN or the related LOAN DOCUMENTS.

                  (n) None of the MORTGAGE LOANS is secured by liens or security interests on cooperative properties.

                  (o) Except as set forth in Section 3.10(o) of the LEADER DISCLOSURE SCHEDULE, LEADER has no recourse obligations with respect to any of the MORTGAGE LOANS.

                  (p) All escrow accounts maintained by LEADER with respect to the MORTGAGE LOANS (the "LEADER ESCROW ACCOUNTS") have been established and continuously maintained in accordance with prudent practice and industry standards. Except as to payments which are past due under the MORTGAGE LOANS, all LEADER ESCROW ACCOUNT balances required by the MORTGAGE LOANS and paid to LEADER for the account of the mortgagors under the MORTGAGE LOANS are on deposit in the LEADER ESCROW ACCOUNTS. Within the last twelve (12) months, LEADER has analyzed the payments required to be deposited into the LEADER ESCROW ACCOUNTS and adjusted the payment thereto in order to eliminate any deficiency it may have discovered.

         Section 3.11. Loans Subject to SERVICING AGREEMENTS. The following representations are made with respect to the SERVICING AGREEMENTS and loans serviced by LEADER under the SERVICING AGREEMENTS (the "SERVICED LOANS"):

                  (a) All payments received by LEADER with respect to any SERVICED LOANS have been remitted and properly accounted for as required by the applicable INVESTOR. All funds received by LEADER in connection with the satisfaction of SERVICED LOANS, including not limited to foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate principal and interest account or taxes and insurance account included among the related escrow accounts, and all such funds have been applied to reduce the principal balance of the SERVICED LOANS in question, or for reimbursement of repairs to the mortgaged property or as otherwise required by applicable INVESTOR or are and will be in one of the related escrow accounts on the EFFECTIVE DATE. The unpaid balances of the SERVICED LOANS are as stated in the mortgage files to be delivered to FDFC as of the dates indicated in such files.

                  (b) All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments, ground rents relating to the SERVICED LOANS have been paid by LEADER as required by the applicable INVESTOR.

                  (c) All GNMA, FHLMC or FNMA pools formed by LEADER met all applicable GUIDELINES. All pools relating to the SERVICED LOANS have been initially certified, finally certified and/or recertified in accordance with applicable GUIDELINES. The principal balance outstanding and owing on the SERVICED LOANS in each pool equals or exceeds the amount owing to the corresponding security holder of such pool.

                  (d)  Except  as  set  for in  Section  3.10(d)  of the  LEADER
DISCLOSURE SCHEDULE, LEADER has not previously assigned, transferred or encumbered its rights under the SERVICING AGREEMENTS. There are no contracts affecting the SERVICED LOANS or the SERVICING AGREEMENTS to which LEADER will be bound after the EFFECTIVE TIME, and no other party has any interest in the SERVICED LOANS or the SERVICING AGREEMENTS, except as required or permitted under the GUIDELINES.

                  (e) All escrow accounts required to be maintained by LEADER have been established and continuously maintained in accordance with the GUIDELINES or other applicable requirements in all material respects. Except as to payments which are past due under the SERVICED LOANS, all related escrow account balances required by the SERVICED LOANS and paid to LEADER for the account of the mortgagors under the SERVICED LOANS are on deposit in the appropriate related escrow accounts. Within the last twelve (12) months, LEADER has analyzed the payments required to be deposited into the related escrow account and adjusted the payment thereto in order to eliminate any deficiency it may have discovered.

                  (f) The SERVICED LOANS have been serviced in all material respects in accordance with the applicable GUIDELINES.

                  Section 3.12. Properties. (a) A list and brief description of all material fixed assets carried on the books of LEADER as of March 31, 1998 (the "PERSONAL PROPERTY"), is set forth in Section 3.12(a) of the LEADER DISCLOSURE SCHEDULE. All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. LEADER owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except
(i) to the extent stated or reserved against in the LEADER AUDITED FINANCIALS or disclosed in Section 3.12(a) of the LEADER DISCLOSURE SCHEDULE, and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

                  (b) A description of each parcel of real property (i) owned legally or beneficially by LEADER or (ii) carried on the books of LEADER (the "REAL PROPERTIES") is set forth in Section 3.12(b) of the LEADER DISCLOSURE SCHEDULE. Excepts as set forth in Section 3.12(b) of the LEADER DISCLOSURE SCHEDULE, LEADER is the owner of the REAL PROPERTIES in fee simple and has good and marketable title to the REAL PROPERTIES free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and (ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the REAL PROPERTIES for the use and business being conducted thereon. No party leases any of the REAL PROPERTIES from LEADER.

                  (c) Except as set forth in Section 3.12(c) of the LEADER DISCLOSURE SCHEDULE, LEADER has not received notification from any governmental entity within the two-year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

                  (d) A description of all real property leased by LEADER from a third party (the "LEASED REAL PROPERTY") is set forth in Section 3.12(d) of the LEADER DISCLOSURE SCHEDULE. True and correct copies of all leases in respect of the LEASED REAL PROPERTY (the "REAL PROPERTY LEASES") and all attachments, amendments and addenda thereto have been delivered by LEADER to FDFC. The REAL PROPERTY LEASES create, in accordance with their terms, valid and binding leasehold interests of LEADER in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind.

LEADER has complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the REAL PROPERTY LEASES. Except as set forth in Section 3.12(d) of the LEADER DISCLOSURE SCHEDULE, the MERGER will not result in a termination, or constitute grounds for termination, of any REAL PROPERTY LEASE.

                  (e) A description of all personal property leased by LEADER from a third party (the "PERSONAL PROPERTY LEASES") is set forth in Section 3.12(e) of the LEADER DISCLOSURE SCHEDULE. The PERSONAL PROPERTY LEASES create, in accordance with their terms, valid and binding leasehold interests of LEADER in all of the personal property subject to the PERSONAL PROPERTY LEASES, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. LEADER has complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on their part to be complied with and is not in default with respect to any of its obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES. Except as set forth in Section 3.12(e) of the LEADER DISCLOSURE SCHEDULE, the MERGER will not result in a termination, or constitute grounds for termination, of any PERSONAL PROPERTY LEASE.

                  Section 3.13. Investments. Section 3.13 of the LEADER DISCLOSURE SCHEDULE sets forth (a) a true, accurate and complete list of all investments, other than investments in the PERSONAL PROPERTY and REAL PROPERTIES, owned by LEADER (hereafter referred to as the "INVESTMENTS") as of March 31, 1998, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and (b) a true, accurate and complete list of the names of each bank or other depository in which either LEADER has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto. The INVESTMENTS are owned by LEADER free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by LEADER at any time. LEADER is not a party to or has no interest in any repurchase agreements or reverse repurchase agreements.

                  Section 3.14. Reports and Records. LEADER has filed all reports and maintained all records required to be filed or maintained by it under LEADER's contracts with third parties, including but not limited to loan sale agreements and loan servicing agreements. All such documents and reports complied in all material respects with applicable requirements of laws and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 3.15. Taxes and Related Matters. (a) LEADER is a regular corporation as defined in Subchapter C of the CODE, and has duly and timely filed, including applicable extension periods, all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof. LEADER has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due to any governmental authority by LEADER. LEADER does not have, to its knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and, to LEADER's knowledge, there is no basis for any additional material claims or assessments, other than taxes accrued in the ordinary course of business. True copies of the federal, state and local income tax returns of LEADER for each of the three tax years ended September 30, 1996, 1995 and 1994, have been delivered to FDFC, and the federal, state and local income tax returns of LEADER for the fiscal year ended September 30, 1997, will be delivered to FDFC when they are filed with the IRS.

                  (b) There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted, except as disclosed in Section 3.15(b) of the DISCLOSURE SCHEDULE. LEADER has not executed or filed with the Internal Revenue Service (the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is LEADER a party to any action or proceeding of any governmental authority for assessment or collection of taxes. There is no outstanding assessment or claim for collection of taxes against LEADER. LEADER has not received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of LEADER is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of LEADER, and LEADER has no reason to believe that any deficiency would be asserted relating thereto. Except as disclosed in Section 3.15(b) of the DISCLOSURE SCHEDULE: (i) LEADER has never been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "CODE") filing consolidated returns, other than the affiliated group of which LEADER is the parent; and (ii) LEADER is not a party to any tax sharing agreement.

                  (c) LEADER has filed all IRS forms, including but not limited to Forms 1041 KI, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the SERVICING AGREEMENTS. Each MORTGAGE LOAN file contains an executed and correct IRS Form W-9 or other acceptable evidence of a borrower's social security number to the extent required by IRS Regulations.

                  Section 3.16. Material  Contracts.  (a) Except as set forth in
Section 3.16(a) of the LEADER DISCLOSURE SCHEDULE, LEADER is not a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $25,000 for any one project or $50,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by LEADER of an amount exceeding $25,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $25,000;
(iv) letter of credit or indemnity calling for payment of more than $25,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of LEADER; (vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person), except for contracts or commitments entered into in the ordinary course of business; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of LEADER; (ix) note, debenture or loan agreement pursuant to which LEADER has incurred indebtedness; (x) loan participation agreement; (xi) hedging contract, options or interest rate swap arrangements or agreements; (xii) commitment or agreement to do any of the foregoing; or (xiii) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through (xiii) of this Section 3.16(a) are hereinafter collectively referred to as the "CONTRACTS").

                  (b) Except as set forth in Section 3.16(b) of the LEADER DISCLOSURE SCHEDULE, LEADER has previously delivered or made available to FDFC copies of all of the CONTRACTS.

                  (c) LEADER is not in material default under any CONTRACT and no claim of such default by any party has been made or is now, to the knowledge of LEADER, threatened, except to the extent such a default would not have a MATERIAL ADVERSE EFFECT. Except as set forth in Section 3.16 of the LEADER DISCLOSURE SCHEDULE, there does not exist any event which, with notice or lapse of time or both, would constitute a material default by LEADER under, or would excuse performance by any party thereto from, any CONTRACT, except to the extent such a default would not have a MATERIAL ADVERSE EFFECT.

                  Section 3.17. Insurance. Section 3.17 of the LEADER DISCLOSURE SCHEDULE sets forth a true and complete list of all insurance policies, indemnities, bonds or similar arrangements maintained by or for the benefit of LEADER. All material properties and operations of LEADER are insured in amounts and types as are customary for mortgage banking companies similarly situated. The performance by the officers and employees of LEADER of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise. LEADER maintains all insurance policies, indemnities and bonds required to be maintained by LEADER in accordance with the terms of the servicing agreement and in form, substance and amount specified by the servicing agreements.

                  Section 3.18. Litigation. Except as set forth in Section 3.18 of the LEADER DISCLOSURE SCHEDULE, (a) there are no actions, suits, proceedings or investigations pending or, to the best knowledge of LEADER, threatened against or affecting the business, operations or financial condition of LEADER in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) the management of LEADER has no knowledge of any reasonable and legally cognizable basis for any such action, suit, proceeding or investigation, and (c) LEADER is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  Section 3.19. Governmental Regulations. LEADER is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is LEADER a "registered investment company", or an "affiliated person" or a "principal underwriter" of a "registered investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                  Section 3.20. Employee Benefit Plans; ERISA. (a) Section 3.20(a) of the LEADER DISCLOSURE SCHEDULE sets forth a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of LEADER. Copies of such plans and agreements, together with (i) when applicable, the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered or will be delivered to FDFC.

                  (b) Except as may be disclosed in Section 3.20(b) of the LEADER DISCLOSURE SCHEDULE, LEADER does not currently maintain any "employee pension benefit plan," as defined in Section 3(2) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (each such plan, together with any related trust or other funding mechanism, as maintained by LEADER, a "PENSION BENEFIT PLAN"), which is intended to be qualified under Section 401(a) of the CODE.

                  (c)  LEADER   currently  does  not  maintain,   nor  has  ever
maintained, any PENSION BENEFIT PLAN subject to the provisions of Title IV of ERISA.

                  (d) LEADER does not currently participate in, nor have it ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA.

                  (e) All of the PENSION BENEFIT PLANS have complied and comply currently in all material respects, both as to form and operation, with the provisions of ERISA and the CODE, where required in order to be tax-qualified under Section 401(a) of the CODE, and all other applicable laws, rules and regulations. LEADER is not aware of any event which might jeopardize the tax qualified status of any PENSION BENEFIT PLAN. Each PENSION BENEFIT PLAN which is intended to be qualified under Section 401(a) of the CODE has received a determination letter from the IRS which considers amendments made to the CODE by the Tax Reform Act of 1986. All reports required by any governmental agency with respect to each PENSION BENEFIT PLAN have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such PENSION BENEFIT PLAN within the time required by law.

                  (f) Each  "employee  welfare  benefit  plan,"  as  defined  in
Section 3(1) of ERISA, (each such plan together with any related trust or other funding mechanism, as maintained by LEADER, a "WELFARE BENEFIT PLAN") has been administered to date in all material respects in compliance with the requirements of the CODE and ERISA, and all reports required by any governmental agency with respect to each WELFARE BENEFIT PLAN has been timely filed with such agency and, where required, distributed to participants and beneficiaries of such WELFARE BENEFIT PLAN within the time required by law.

                  (g) Neither LEADER, nor to the knowledge of LEADER, any plan fiduciary of any WELFARE BENEFIT PLAN or PENSION BENEFIT PLAN has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the CODE) for which no exemption exists under
Section 4975(c)(1) of the CODE.

                  Section 3.21. Environmental Matters. (a) LEADER is in material compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined). LEADER has not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) LEADER is not in compliance with all applicable ENVIRONMENTAL LAWS or (ii) any properties or assets of LEADER may have been affected by any MATERIALS OF ENVIRONMENTAL CONCERN (hereinafter defined). All permits and other governmental authorizations currently held or being applied for by LEADER pursuant to the ENVIRONMENTAL LAWS are set forth in
Section 3.21(a) of the LEADER DISCLOSURE SCHEDULE.

                  (b) There is no ENVIRONMENTAL CLAIM (hereinafter defined) pending or, to the knowledge of LEADER, threatened (i) against LEADER, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by LEADER either contractually or by operation of law, or (iii) against any real or personal property which LEADER owns, manages, supervises or participates in the management of, or, to the knowledge of LEADER, which LEADER leases or in which LEADER holds a security interest in connection with a MORTGAGE LOAN or any other loan or loan participation, other than such as would not, either individually or in the aggregate, have a MATERIAL ADVERSE EFFECT.

                  (c) There are no present or, to the knowledge of LEADER, past activities, conditions, or incidents, including, without limitation, the release or disposal of any MATERIALS OF ENVIRONMENTAL CONCERN, that could reasonably form the basis of any ENVIRONMENTAL CLAIM against LEADER or against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by LEADER, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a Material Adverse Effect.

                  (d) To the best of LEADER's knowledge, without independent inquiry, no MATERIALS OF ENVIRONMENTAL CONCERN, are present on, in, at or under the mortgaged property securing a MORTGAGE LOAN or a SERVICED LOAN such that (i) the value of such mortgaged property is materially and adversely affected, or
(ii) under applicable federal, state or local law, (I) such hazardous material would be required to be eliminated before such mortgaged property could be altered, renovated, demolished or transferred or (II) the presence of such hazardous material would (upon action by the appropriate governmental authorities) subject the owner of such mortgaged property, or the holder of a security interest therein, to liability for the cost of eliminating such hazardous material or the hazard created thereby.

                  (e)      As used in this AGREEMENT:

                           (i)  "ENVIRONMENTAL  CLAIM" means any claim, cause of
action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or release into the environment, of any MATERIALS OF ENVIRONMENTAL CONCERN at any location, whether or not owned by LEADER or (II) circumstances forming the basis of any violation, or alleged violation, of any ENVIRONMENTAL LAW;

                           (ii)   "ENVIRONMENTAL   LAWS"   means  all  laws  and
regulations relating to pollution or protection of human health or the environment including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of MATERIALS OF ENVIRONMENTAL CONCERN, or otherwise relating to the use, treatment, storage, disposal, transport or handling of MATERIALS OF ENVIRONMENTAL CONCERN; and

                           (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean
(I) any "hazardous waste" as defined in 42 U.S.C. Section 6903, as amended from time to time, and regulations promulgated thereunder from time to time; (II) any "hazardous substance" as defined in 42 U.S.C. Section 9601, as amended from time to time, and regulations promulgated thereunder from time to time; (III) asbestos; (IV) PCB's; (V) any substance the presence of which on LEADER's property is prohibited by any applicable law, ordinance, or regulation; (VI) petroleum products; and (VII) underground storage tanks and above ground storage tanks.

                  Section 3.22. Employment Matters. LEADER is in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a MATERIAL ADVERSE EFFECT on LEADER. No unfair labor practice complaint against LEADER is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving LEADER. No representation question exists in respect of the employees of LEADER and no labor grievance which might have a material adverse effect upon LEADER or the conduct of their businesses is pending or, to the knowledge of LEADER, threatened. LEADER has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of LEADER, and, to the knowledge of LEADER, there is no present effort nor existing proposal to attempt to unionize any group of employees of LEADER.

                  Section 3.23. Untrue Statements and Omissions. The certificates, statements and other information furnished to FDFC in writing by or on behalf of LEADER in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the LEADER DISCLOSURE SCHEDULE, but excluding statements or information pertaining to parties unrelated to LEADER, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  Section 3.24. Proxy Materials. None of the information relating to LEADER included in any information statement which is to be mailed to the shareholders of LEADER in connection with any meeting of shareholders convened in accordance with Sections 1.05(a) and 6.06 of this AGREEMENT (the "INFORMATION STATEMENT") will, at the time the INFORMATION STATEMENT is mailed or at the time of the meeting to which the INFORMATION STATEMENT relates, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except to the extent it contains information about FDFC or FIRST FEDERAL provided in writing to LEADER by FDFC or FIRST FEDERAL.

                  Section 3.25. Brokers. Except for amounts payable to McDonald & Company Securities, Inc. ("MCDONALD & COMPANY"), as disclosed in Section 3.24 of the LEADER DISCLOSURE SCHEDULE, there are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this AGREEMENT payable by LEADER.

                  Section 3.26. Regulatory Enforcement. LEADER is not subject to, nor has it received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency having supervisory or regulatory authority with respect to LEADER. LEADER has not received any notice or advice that it is not in compliance with any statute or regulation. LEADER has received no notice from any governmental authority or any INVESTOR threatening to revoke any license, franchise, permit or governmental authorization.

                  Section 3.27. Subsidiaries; Equity Interest. The term "subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this AGREEMENT for financial reporting purposes. LEADER has no subsidiaries. Except as set forth in Section
3.26 of the LEADER DISCLOSURE SCHEDULE, LEADER does not own, beneficially or otherwise, any shares of EQUITY SECURITIES (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "EQUITY SECURITIES" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. LEADER is not a party to any partnership or joint venture except as set forth in
Section 3.27 of the LEADER DISCLOSURE SCHEDULE.

                  Section 3.28. Compensation and Retirement Plan. Section 3.28 of the LEADER DISCLOSURE SCHEDULE contains a true and accurate list of any nonqualified compensation or retirement plans, agreements or arrangements, whether written or oral, maintained by LEADER, together with the names of the recipients, award dates, expiration dates and amounts relating to and arising out of any such plan, agreement or arrangement.

                  Section 3.29. Arms Length Transactions; Conflicts of Interest. Except as set forth in Section 3.29 of the LEADER DISCLOSURE SCHEDULE, all transactions by LEADER are and have been conducted on an arms length basis, and there is no transaction, and no transaction has been proposed, between LEADER and any shareholder, officer, director or employee of LEADER or an affiliate of any such person. LEADER has no knowledge of any favorable pricing, purchase or lease arrangements which will not continue to be available after the MERGER on substantially equivalent terms. Except as set forth in Section 3.28 of the DISCLOSURE SCHEDULE, no shareholder, director, officer or employee of LEADER or of any affiliate of LEADER or any such person, has any interest in (i) any property, real or personal, tangible or intangible, including, but not limited to, any intellectual property, used or useful in connection with or pertaining to the business or (ii) any creditor, supplier, manufacturer, dealer, distributor or representative of LEADER.

                                  ARTICLE FOUR

            REPRESENTATIONS AND WARRANTIES OF FDFC AND FIRST FEDERAL

                  FDFC and FIRST FEDERAL represent and warrant to LEADER that each of the following statements is true and accurate in all material respects:

                  Section 4.01. Organization and Standing. (a) FDFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. FDFC is registered as a savings and loan holding company under the Home Owners Loan Act ("HOLA").

                  (b) FIRST FEDERAL is a savings and loan association duly organized, validly existing and in good standing under the laws of the United States and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. FIRST FEDERAL is a member of the Federal Home Loan Bank of Cincinnati. The deposit accounts of FIRST FEDERAL are insured up to applicable limits by the Savings Association Insurance Fund. FIRST FEDERAL is in compliance in all material respects with all applicable local, state and federal laws and regulations, including, without limitation, the regulations of the Federal Deposit Insurance Corporation and the OTS.

                  Section 4.02. Qualification. FDFC and FIRST FEDERAL are either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of FDFC or FIRST FEDERAL.

                  Section 4.03. Authority of FDFC and FIRST FEDERAL. This AGREEMENT has been duly executed and delivered by FDFC and FIRST FEDERAL. Subject to the adoption of the MERGER AGREEMENT by the PARENT COMPANY as the sole shareholder of MERGER SUB, and to the filing of all requisite regulatory notices and the receipt of all required regulatory approvals, (a) FDFC has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (b) FIRST FEDERAL has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder and thereunder; (c) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by FDFC and FIRST FEDERAL; and (d) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C ss.1818(b) or by the appointment of a conservator by the FDIC, (i) this AGREEMENT is the valid and binding agreement of FDFC, enforceable against FDFC in accordance with its terms, and (ii) this AGREEMENT is the valid and binding agreement of FIRST FEDERAL, enforceable against FIRST FEDERAL in accordance with its terms.

                  Section 4.04. No Conflicts. The execution and delivery of this AGREEMENT and, subject to the regulatory filings and approvals referenced in
Section 7.01(b) of this AGREEMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of FDFC or the Charter or Bylaws of FIRST FEDERAL; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which FDFC or FIRST FEDERAL is a party or by which FDFC or FIRST FEDERAL or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which FDFC or FIRST FEDERAL is a party or by which FDFC or FIRST FEDERAL or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of FDFC or FIRST FEDERAL; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of FDFC or FIRST FEDERAL that would impair the ability of FDFC or FIRST FEDERAL to perform their obligations under this AGREEMENT, or (e) violate or conflict with any applicable law or ordinance, rule or regulation.

                  Section 4.05. Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by FDFC or FIRST FEDERAL or the consummation by FDFC or FIRST FEDERAL of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Section 7.01(a) and Section 7.01(b) of this AGREEMENT.

                  Section 4.06. Financial Statements. The consolidated statements of financial condition of FDFC as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years ended December 31, 1997, 1996 and 1995, examined and reported upon by Ernst & Young, LLP ("E&Y"), complete copies of which have previously been delivered to LEADER (the "FDFC AUDITED FINANCIALS"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of FDFC at such dates and the results of its operations and cash flows for such periods.

                  Section 4.07. Absence of Material Adverse Change. Since December 31, 1997, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of FDFC and its consolidated subsidiaries, taken as a whole.

                  Section 4.08. Regulatory Enforcement. Neither FDFC nor FIRST FEDERAL is subject to, nor has it received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency having supervisory or regulatory authority with respect to FDFC or FIRST FEDERAL. Neither FDFC nor FIRST FEDERAL has received any notice or advice that it is not in compliance with any statute or regulation. Neither FDFC nor FIRST FEDERAL has received notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

                  Section 4.09. Fulfillment of Obligations. Neither FDFC nor FIRST FEDERAL is aware of any condition (regulatory or otherwise) that would prevent the consummation of the transactions contemplated hereby and FDFC and/or FIRST FEDERAL are, and at the CLOSING will be, able to perform its financial obligations under this AGREEMENT without incurring any additional borrowing.


                                  ARTICLE FIVE

                                    COVENANTS

                  Section 5.01. Conduct of LEADER's  Business.  From the date of this AGREEMENT until the EFFECTIVE TIME, LEADER, except as expressly contemplated or permitted by this AGREEMENT or with the prior written consent of FDFC, which shall not be unreasonably withheld, will conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, except as otherwise expressly contemplated or permitted by this AGREEMENT or disclosed in the LEADER DISCLOSURE SCHEDULE, without the prior written consent of FDFC, which shall not be unreasonably withheld, LEADER will not:

                  (a) Authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which LEADER is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock, other than the conversion of CLASS E SHARES to CLASS A SHARES and the issuance of CLASS A SHARES in connection with the exercise of LEADER OPTIONS;

                  (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof, except with respect to the proposed redemption or repurchase by LEADER of the PREFERRED SHARES and certain CLASS A SHARES as described in
                           Section 5.01 of the LEADER DISCLOSURE SCHEDULE, or enter into any agreement with respect to the foregoing;

                  (c)      Effect    any    stock    split,    recapitalization,
                           combination, exchange of shares, readjustment or other reclassification;

                  (d) Amend its Articles of Incorporation or Code of Regulations, other than to eliminate the CLASS E SHARES and the PREFERRED SHARES;

                  (e) Purchase, sell, assign or transfer any material tangible asset, other than MORTGAGE LOANS or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property;

                  (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens in connection with the borrowing of funds pursuant to existing secured lines of credit;

                  (g) Waive any rights of material value or cancel any material debts or claims;

                  (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent, other than obligations or liabilities incurred in the ordinary course of business);

                  (i) Cause any material adverse change in the amount or general composition of its assets or its liabilities;

                  (j) Enter into or amend any employment contract with any of its employees, increase the compensation payable to any employee or director or any relative of any such employee or director or become obligated to increase any such compensation, except for normal salary increases in the ordinary course of business consistent with past practice to non-management employees;

                  (k) Adopt or amend in any material respect any employee benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (l) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (m) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment, other than expenditures on computers and other amounts consistent with LEADER's current budget; provided, however, that LEADER shall provide FDFC with a report each month identifying such expenditures;

                  (n) Originate or enter into a commitment to originate or agree to purchase any loan secured by one- to four-family residential real estate in a principal amount greater that the FNMA or FHLMC single-family limit in effect from time to time, or more or any loan secured by nonresidential real estate in a principal amount of $200,000 or more;

                  (o) Except for renewals of existing financing arrangements on comparable terms and borrowings under existing lines of credit, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                  (p)      Enter into any  securities  transactions  for its own
                           account  or   purchase  or   otherwise   acquire  any
                           investment security for its own account;

                  (s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including petroleum products; provided, however, that LEADER shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials or petroleum products;

                  (t) Enter into any consulting agreement or, except in the ordinary course of business, any material contract;

                  (u) Alter its status as a regular corporation under Subchapter C of the CODE; or

                  (v) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

                  Section 5.02. Acquisition Transactions. LEADER shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, and except to the extent legally required for the discharge by the Board of Directors of LEADER of its fiduciary duties, not discuss or negotiate with any such person or entity, including, but not limited to Matrix Capital Corporation ("MATRIX"), regarding any acquisition or purchase of all or a material amount of the assets of, any of the PREFERRED SHARES or 10% or more of the COMMON SHARES of, or any merger, consolidation or business combination with, LEADER (collectively, "ACQUISITION TRANSACTIONS"), and not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give FDFC prompt notice of any such inquiries, offers or proposals. LEADER shall give FDFC prompt notice of any such proposal of an ACQUISITION TRANSACTION and keep FDFC promptly informed regarding the substance thereof and the response of the Board of Directors of LEADER thereto.

                  Section 5.03. Accounting Policies. Before the EFFECTIVE TIME and at the request of FDFC, LEADER shall promptly (a) establish and take such reserves and accruals to conform LEADER's loan, accrual and reserve policies to FIRST FEDERAL's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, the LEADER OPTIONS, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to, or to be incurred in connection with, the MERGER, to the extent permitted by law and consistent with GAAP and with the fiduciary duties of the officers and directors of LEADER; provided, however, that LEADER shall not be obligated to make any such changes or adjustments until (i) FIRST FEDERAL specifies its request in a writing delivered to LEADER, (ii) all conditions set forth in Sections 7.01 and Section
7.02 (other than items to be delivered at the CLOSING) have been satisfied,  and
(iii) no basis for termination of this AGREEMENT by any party pursuant to Article Eight is then extant.

                  Section 5.04. Merger Sub. The PARENT COMPANY shall cause MERGER SUB to be duly organized. The Board of Directors of MERGER SUB, and the PARENT COMPANY, as the sole stockholder of MERGER SUB, shall approve and adopt the MERGER AGREEMENT, and MERGER SUB shall enter into the MERGER AGREEMENT and shall cooperate, and shall cause its directors and officers to cooperate, in connection with the consummation of the transactions contemplated by the MERGER AGREEMENT.

                  Section 5.05. Conduct of FDFC's Business. From the date of this AGREEMENT until the EFFECTIVE TIME, FDFC and FIRST FEDERAL will each conduct its business in a manner that will not materially and adversely affect its ability to perform its obligations under this AGREEMENT.

                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  Section 6.01. Regulatory Approvals; Cooperation; Consents. (a) FDFC and FIRST FEDERAL shall use their best efforts to file within 20 days of the date hereof all REGULATORY APPLICATIONS required in order to consummate the MERGER FDFC shall keep LEADER reasonably informed as to the status of such applications and make available to LEADER copies of such applications as filed and any supplementary filed materials and all responses from the regulatory authorities.

                  (b) LEADER will cooperate and will cause its respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with FDFC and FIRST FEDERAL in connection with the preparation of the REGULATORY APPLICATIONS, including but not limited to preparation and submission of a plan and timetable for year 2000 compliance.

                  (c) FDFC and FIRST FEDERAL will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with LEADER in connection with the preparation of the INFORMATION STATEMENT.

                  (d) Each of the parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

                  (e) LEADER will use its best efforts to secure prior to the EFFECTIVE TIME all required consents or approvals of third parties, including but not limited to the INVESTORS, to the execution and delivery of this AGREEMENT or the performance of the transactions contemplated hereby by LEADER.

                  (f) FDFC and FIRST FEDERAL shall use their respective best efforts to cause the MERGER to be consummated as soon as reasonably practicable.

                  Section 6.02. Approval of Shareholders of LEADER. LEADER shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, or obtain the unanimous written consent of its shareholders (including any ESOP participants who are entitled under the terms of the ESOP or applicable law to vote on the MERGER) for the purposes of adopting this AGREEMENT, as required by applicable law. LEADER shall use its reasonable efforts to hold such meeting or obtain such written consent as soon as practicable following the date of this AGREEMENT. The Board of Directors of LEADER shall (i) to the extent consistent with their fiduciary duties, recommend to the LEADER shareholders the adoption of this AGREEMENT and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith and (ii) use its reasonable efforts to obtain the necessary adoptions by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby.

                  Section 6.03. Employees. (a) LEADER shall use its best efforts to cause each of the persons listed on Schedule 6.03 to this AGREEMENT to enter into an Employment Agreement.

                  (b) LEADER's Employee Stock Ownership Plan (the "ESOP") shall be terminated as soon as practical after the EFFECTIVE TIME, subject to Section
5.01 of the LEADER DISCLOSURE SCHEDULE.

                  (c) FDFC will establish an incentive compensation program for members of LEADER's management group and certain other employees of LEADER to be designated by FDFC in consultation with LEADER.

                  (d) FDFC will establish a retention bonus pool for certain employees to be designated by FDFC in consultation with LEADER.

                  (e) LEADER shall be permitted to match employee salary reduction contributions to the Leader Mortgage Company Savings and Investment Plan and Trust at a rate of 100% through December 31, 1998, subject to the limits of Section 415 of the CODE.

                  Section  6.04.  Access.  (a) Until the  EFFECTIVE  TIME,  upon reasonable notice LEADER shall afford to FDFC and to its officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access during normal business hours to its properties, personnel, books, records and affairs, including, but not limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT; (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT and (v) furnishing FDFC with such additional financial and operating data and other information regarding its businesses and properties as FDFC may be reasonably requested.

                  (b) FDFC shall deliver to LEADER copies of its quarterly reports on Form 10-Q and any other filings made by FDFC with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                  Section 6.05. Confidentiality. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each party hereunder (the "INFORMATION") and agree to hold and keep the same confidential. Such INFORMATION will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such INFORMATION shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this AGREEMENT, or INFORMATION which is required to be furnished or used in connection with legal proceedings. The parties agree that the INFORMATION will be used solely for the purposes contemplated by this AGREEMENT and that such INFORMATION will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The INFORMATION shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this AGREEMENT, the other parties will promptly return or destroy INFORMATION in their possession and certify to the disclosing party that the party has done so.

                  Section 6.06. Press Releases. FDFC and LEADER shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  Section 6.07. Costs and Expenses; Termination Fee. (a) Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, LEADER SHAREHOLDER MEETING, the INFORMATION STATEMENT, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                           (b) Acquisition  costs incurred by LEADER,  including
but not limited to legal and accounting fees and expenses, fees to McDonald & Company or any other broker or investment banker, and termination fees to MATRIX or any other party, shall not exceed $652,500, without the prior written consent of FDFC. The purchase price payable in accordance with Section 2.01 of this AGREEMENT shall be reduced by the amount by which LEADER's acquisition costs exceed $652,500.

                           (c) Notwithstanding  the foregoing,  in the event the
Board of Directors of LEADER, without having received FDFC's prior written consent, enters into an agreement to engage in, or accepts in any manner an ACQUISITION TRANSACTION prior to the earlier of (i) termination of this AGREEMENT, other than a termination due to a breach of this AGREEMENT by LEADER, or (ii) December 31, 1998, LEADER shall pay to FDFC $1.75 million in immediately available federal funds within two days of the execution of a definitive agreement or letter of intent with respect to such ACQUISITION TRANSACTION.

                  Section 6.08. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

                  Section 6.09. Notification of Events. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding or investigation against it.

                  Section 6.10. Voting Agreement. Concurrently with the execution and delivery of this AGREEMENT, and as a condition and material inducement to FDFC's willingness to enter into this AGREEMENT, each of the directors and executive officers of LEADER shall enter into a shareholder agreement in substantially the form of the agreement attached hereto as Exhibit D.

                  Section 6.11. Indemnification and Insurance. (a) For a period of two years after the EFFECTIVE TIME, the current and former officers and directors of LEADER shall be indemnified by the PARENT COMPANY from their acts and omissions occurring prior to the EFFECTIVE TIME to the maximum extent permitted by the Articles of Incorporation and Code of Regulations of the PARENT

COMPANY but subject to any limitations applicable law or regulation. As a condition to receiving such indemnification, the party claiming indemnification shall assign to the PARENT COMPANY, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by the PARENT COMPANY or LEADER to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, or if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy. Notwithstanding the foregoing no indemnification will be provided by the PARENT COMPANY or LEADER with respect to the administration of the ESOP or service by any party as a trustee of the ESOP.

                  (b) For a period of two years after the EFFECTIVE TIME, FDFC will provide director and officer liability insurance coverage for the current and former officers and directors of LEADER on terms at least as favorable as those contained in the liability insurance currently maintained by LEADER for the benefit of its directors and officers.

                  Section 6.12. Related Party Loans. Prior to the CLOSING, LEADER shall require the repayment of any loans receivable from any directors, officers, employees or shareholders of LEADER, to the extent permitted by the terms of such loans.

                  Section 6.13. Post-Closing Claims. Any costs or expenses, including judgments, fines, losses, claims, damages or liabilities, not to exceed $2,000,000, incurred during the two year period after the EFFECTIVE TIME with respect to any representations set forth in Sections 3.06, 3.07, 3.08, 3.09, 3.16, 3.18, 3.20, 3.22, 3.23 and 3.26 of this AGREEMENT which are not true and accurate as of the EFFECTIVE TIME shall be charged against the $2,000,000 holdback amount provided for in Section 2.03(b) of this AGREEMENT.


                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  Section 7.01. Conditions to Obligations of FDFC, FIRST FEDERAL and LEADER. Notwithstanding any other provision of this AGREEMENT, the obligations of FDFC, FIRST FEDERAL and LEADER to effect the MERGER shall be subject to the fulfillment of each of the following conditions:

                  (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding LEADER SHARES required under Ohio law and LEADER's Articles of Incorporation and Code of Regulations;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary for consummation of the MERGER shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to such notice shall have expired;

                  (c) All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary for the consummation of the MERGER shall have been obtained; and

                  (d) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents the consummation of the MERGER.

                  Section 7.02. Conditions to Obligations of FDFC and FIRST FEDERAL. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of FDFC and FIRST FEDERAL to effect the MERGER shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by FDFC and FIRST FEDERAL in writing:

                  (a) The representations and warranties of LEADER contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the day of the CLOSING as if made at and as of such time, except where such representation or warranty is expressly made as of a specific date;

                  (b) LEADER shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by LEADER before or on the day of the CLOSING;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of LEADER after the date of this AGREEMENT, except changes resulting from action taken by LEADER pursuant to Section 5.03 of this AGREEMENT and changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this AGREEMENT;

                  (d) LEADER shall have delivered to FDFC (i) a certificate dated the day of the CLOSING and signed by the President and the chief financial officer of LEADER to the effect set forth in subsections (a), (b) and
                           (c) of this Section 7.02, and (ii) a certificate dated the day of the CLOSING and signed by Alvin A. Siegal, the majority shareholder of LEADER, to the effect that, to his knowledge, the representations and warranties set forth in Sections 3.06, 3.07, 3.08, 3.09, 3.16, 3.18, 3.20, 3.22, 3.23 and 3.26 of
                           this AGREEMENT are true in all material respects as of the CLOSING;

                  (e) FDFC shall have received an opinion of Silver, Freedman & Taff, L.L.P. dated the date of the CLOSING in the form on Exhibit E hereto;

                  (f) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, or threatened by any governmental agency or authority in the United States, that challenges or seeks to prevent or delay the consummation of the MERGER or seeks to impose material limitations on the ability of FDFC or FIRST FEDERAL to exercise full rights of ownership of the assets or business of LEADER;

                  (g) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of FDFC, would: (i) prevent or delay the consummation of the MERGER or interfere with the reasonable operation of the business of LEADER, including but not limited to the ability of FIRST FEDERAL to own LEADER as an operating subsidiary, (ii) materially adversely affect the ability of FDFC to enjoy the economic or other benefits of the MERGER or (iii) impose any material adverse condition, limitation or requirement on FDFC in connection with the MERGER;

                  (h) LEADER shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (i) Immediately prior to the EFFECTIVE TIME no more than five percent (5.0%) of the outstanding LEADER SHARES shall have qualified as DISSENTING SHARES;

                  (j) The uncombined shareholders' equity of LEADER on the last day of the calendar month prior to the CLOSING, as calculated in accordance with GAAP, shall not be less than $15.6 million, without giving effect to (x) reserves, accruals and charges taken or established by LEADER at the request of FDFC in accordance with
                           Section 5.03 of this AGREEMENT and (y) expenses incurred by LEADER in connection with the MERGER, not to exceed $652,500;

                  (k) The aggregate principal amount of loans covered by SERVICING AGREEMENTS on the last day of the calendar month prior to the CLOSING shall not be less than $4.4 billion, except as otherwise agreed to by FDFC;

                  (l) The fair value of LEADER's mortgage servicing rights shall not be less than $66.6 million as of the date of the most recent appraisal of such rights performed in the ordinary course by an appraisal firm acceptable to FDFC;

                  (m) LEADER shall have complied with Section 5.03 hereof to the reasonable satisfaction of FDFC;

                  (n) The persons listed on Schedule 7.02(n) shall have signed and delivered the NONCOMPETE AGREEMENTS;

                  (o) The LEADER OPTIONS shall have been approved in a manner required by Section 280G of the CODE to the reasonable satisfaction of FDFC, or the LEADER OPTIONS, the payments described in Section 2.03(a) of this AGREEMENT and any other payments that could be considered "parachute payments" within the meaning of
                           Section 280G of the CODE shall be exempt from Section 280G of the CODE;

                  (p) LEADER shall have obtained the consent of (i) GNMA, FNMA and FHLMC required under the GUIDELINES or any law, rule, regulation or agreement with GNMA, FNMA or FHLMC; (ii) any agreement with an INVESTOR which covers servicing of loans having a principal balance of $25 million per INVESTOR and $250 million in the aggregate for all INVESTORS whose consent is not obtained; (iii) any other party under any MATERIAL CONTRACT;

                  (q) LEADER shall be in compliance with its plan to render LEADER's computer systems (excluding its accounting systems) compatible with Year 2000 processing requirements;

                  (r) Each of the persons listed on Schedule 6.03 shall have executed and delivered his respective EMPLOYMENT CONTRACT;

                  (s) LEADER shall have obtained a release from MATRIX of any claims arising out of the letter of intent between MATRIX and LEADER dated February 18, 1998, as subsequently revised.

                  Section 7.03. Conditions to Obligations of LEADER.. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of LEADER to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of FDFC and FIRST FEDERAL contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the date of the CLOSING as if made at and as of such time, except where such representation or warranty is expressly made as of a specific date;

                  (b) FDFC and FIRST FEDERAL shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by them before or on the day of the CLOSING;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of FDFC or FIRST FEDERAL after the date of this AGREEMENT;

                  (d) FDFC and FIRST FEDERAL shall have delivered to LEADER a certificate dated the day of the CLOSING and signed by the President and the chief financial officer of each of FDFC and FIRST FEDERAL to the effect set forth in subsections (a), (b) and (c) of this Section 7.03; and

                  (e) LEADER shall have received an opinion of FDFC's counsel dated the date of the CLOSING in form reasonably acceptable to LEADER's counsel opining with respect to matters listed on Exhibit F hereto.


                                  ARTICLE EIGHT

                                   TERMINATION

                  Section 8.01. Termination. This AGREEMENT may be terminated at any time prior to the date of the CLOSING, whether before or after approval by the shareholders of LEADER:

                  (a) By mutual consent of the Boards of Directors of LEADER and FDFC; or

                  (b)      By the Board of Directors of LEADER or FDFC if:

                           (i) The MERGER shall not have been consummated on or before December 31, 1998; provided, however, that a party who is then in breach of any of its representations, warranties, covenants or agreements under this AGREEMENT in any material respect may not exercise such right of termination if it has received notice from the non-breaching party that the non-breaching party is seeking specific performance of the breaching party's obligations under this AGREEMENT; provided further, however, that no such termination shall relieve the breaching party from liability for a breach that occurs prior to such termination; or

                           (ii) Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

                  (c) By the Board of Directors of FDFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

                  (d) By the Board of Directors of LEADER if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT.

                  Section 8.02. Written Notice of Termination. In order to terminate this AGREEMENT pursuant to Section 8.01(a), (b), (c) and (d), the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

                  Section 8.03. Effect of Termination. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.06 and 6.07 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured breach of any term or condition of this AGREEMENT.

                  Section 8.04. Amendment. This AGREEMENT may be amended at any time before or after approval of this AGREEMENT by the shareholders of LEADER, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.05. Waiver. Any term or provision of this AGREEMENT (other than the requirement for shareholder and regulatory approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.


                                  ARTICLE NINE

                                  MISCELLANEOUS

                  Section 9.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to FDFC or FIRST FEDERAL:

                  Mr. Don C. Van Brackel
                  First Defiance Financial Corp.
                  601 Clinton Street
                  Defiance, Ohio  43512

                  with a copy to:

                  Terri Reyering Abare
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

If addressed to LEADER:

                  Mr. Alvin A. Siegal
                  The Leader Mortgage Company
                  1015 Euclid Avenue
                  Cleveland, Ohio  44115
                  with a copy to:

                  Barry P. Taff, P.C.
                  Christopher R. Kelly, P.C.
                  Silver, Freedman & Taff, L.L.P.
                  1100 New York Avenue, N.W.
                  Washington, D.C.  20005

                  Section 9.02. Entire Agreement. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than FDFC, FIRST FEDERAL and LEADER; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio, except to the extent that federal law may be applicable.

                  Section 9.03. Execution In Counterparts. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

                  Section 9.04. Headings. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

                  Section 9.05. Liabilities and Specific Performance. The termination fee provided for in Section 6.07 shall be the exclusive fee and remedy for a termination of this AGREEMENT with respect to the matters described in Section 6.07. Other than with respect to such specific remedy, each party to this AGREEMENT recognizes that, if it fails to perform, observe or discharge any of its obligations under this AGREEMENT, remedies at law may not provide adequate relief to the other party or parties. Therefore, each party is hereby authorized to demand specific performance of this AGREEMENT, and is entitled to temporary and permanent injunctive relief, in a court of competent jurisdiction at any time when any other party fails to comply with any of the provisions of this AGREEMENT applicable to it, in addition to any other remedy that may be available in law or equity. To the extent permitted by applicable law, each party hereby irrevocably waives any defense that it might have based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance or injunctive relief. FDFC and FIRST FEDERAL shall have no claim against Alvin A. Siegal for executing the certificate under Section 7.02(d).

                  Section 9.06. Non-Survival of Representations, Warranties. Except as set forth in Section 6.13 of this AGREEMENT, the representations and warranties or agreements and covenants in this AGREEMENT will terminate at the EFFECTIVE TIME or the earlier termination of this AGREEMENT pursuant to Section 8.01, as the case may be; provided, however, that if the MERGER is consummated, those agreements and covenants contemplated to be performed after the EFFECTIVE TIME shall survive the EFFECTIVE TIME.

                  IN WITNESS WHEREOF, FDFC, FIRST FEDERAL and LEADER have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                              FIRST DEFIANCE FINANCIAL CORP.


/s/ John W. Boesling                 By: /s/ Don C. Van Brackel
--------------------                     ----------------------
John W. Boesling                         Don C. Van Brackel
Secretary                                President, Chief Executive Officer and
                                         Chairman of the Board

ATTEST:                              FIRST FEDERAL SAVINGS AND LOAN


/s/ John W. Boesling                 By: /s/ William J. Small
--------------------                     --------------------
John W. Boesling                         William J. Small
Secretary                                President and Chief Operating Officer


ATTEST:                              THE LEADER MORTGAGE COMPANY


/s/ J. Hook                          By: /s/ Alvin A. Siegal
-----------                              -------------------
James Hook                               Alvin A. Siegal
President                                Chairman and Chief Executive Officer


                                     By: /s/ S. Brodsky
                                         --------------
                                         Sheldon Brodsky
                                         Executive Vice President